Exhibit 1.01

ASML HOLDING N.V.
CONFLICT MINERALS REPORT
For The Year Ended December 31, 2025

This Conflict Minerals Report for ASML Holding N.V. (“ASML”, “we”, “us” or “our”) covers the reporting period from January 1, 2025 to December 31, 2025, and is filed in compliance with Rule 13p-1 of the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities Exchange Commission (the “SEC”) to implement reporting requirements related to “conflict minerals”. Conflict minerals are defined under the Rule as columbite-tantalite (coltan), cassiterite, wolframite, gold and their derivatives, which are currently limited to tin, tantalum and tungsten (“3TG minerals” or “conflict minerals”). This Conflict Minerals Report (“CMR”), filed as Exhibit 1.01 to our Specialized Disclosure Report on Form SD, is focused on the minerals tin, tantalum, tungsten and gold, as these are the 3TG minerals that we use to manufacture our products and that are needed for our products to function.

Form SD provides that if 3TG minerals are necessary to the functionality or production of a product manufactured by an SEC registrant, such registrant is required to conduct in good faith a reasonable country of origin inquiry (“RCOI”) that is reasonably designed to determine whether any such conflict minerals that are necessary to the functionality or production of products originated in the Democratic Republic of the Congo (the “DRC”) or an adjoining country (collectively, the “Covered Countries”), and such registrant is also required to describe the RCOI and disclose the results thereof.

Statements in this CMR are based on our RCOI and our due diligence activities performed in good faith for the reporting period from January 1, 2025 to December 31, 2025. Factors that could affect the accuracy of these statements include incomplete supplier data or available smelter and/or refiner (collectively referred to as “smelter(s)”) data, errors or omissions by suppliers or smelters, certifications of smelters, and other factors. Terms used but not defined herein have the meaning ascribed thereto in the Rule and Form SD.

We are committed to responsible sourcing of materials in our supply chain and support international efforts to ensure the mining and trading of 3TG minerals from conflict-affected and high-risk areas does not contribute to conditions of armed conflict and/or serious human rights abuses in the DRC or its adjoining countries as defined in Form SD.

Business overview
ASML is a leading supplier to the semiconductor industry, providing chipmakers with hardware, software and services – to mass produce patterns of integrated circuits (microchips) through lithography. Globally, microchips power modern life and help address some of humanity’s toughest challenges.

At ASML, we take a holistic approach to lithography technology. We integrate lithography systems with computational tools, metrology and inspection systems, and process control software solutions. This holistic approach to lithography technology enables us to provide chipmakers with support and solutions to optimize every stage of the chip-making process, from early design and development to high-volume production, which helps them create more powerful, affordable and energy-efficient microchips.

Our holistic lithography product portfolio
•In 1991, before EUV, before immersion and even before our TWINSCAN systems, we launched the PAS 5500, which proved to be our breakthrough platform. This system, equipped with i-line, KrF and ArF light sources for processing wafers up to 200 mm in diameter, significantly reduced microchip manufacturing times for our customers. Its modular design enabled them to produce multiple generations of advanced chips with a resolution down to 90 nanometer (nm) using the same system. Although PAS 5500 systems are no longer produced, they are still in use today – our refurbished products business refurbishes and upgrades our older lithography systems to extend their lives and offer associated services and support.

•Deep ultraviolet (DUV) lithography systems are the workhorses of the industry, producing the majority of layers in microchips. Supporting numerous market segments, we offer immersion as well as dry lithography systems

Exhibit 1.01
(TWINSCAN NXT and TWINSCAN XT platform, respectively), and a range of light sources to offer all wavelengths currently used in the semiconductor industry – argon fluoride (ArF) for 193 nm wavelength, krypton fluoride (KrF) for 248 nm and mercury gas discharge lamp (i-line) for 365 nm. The TWINSCAN XT:260, the latest addition to our i-line portfolio, offers a cost-effective technology to support our customers in 3D integration applications, including advanced packaging, as well as other emerging technologies, such as image sensors, displays and photonics.

•We continue to innovate in productivity, cost of ownership and performance across our TWINSCAN NXT and TWINSCAN XT product lines (ArF, KrF and i-line). Our systems lead the industry in productivity, imaging and overlay performance to help manufacture a broad range of semiconductor nodes and technologies, and support the industry’s cost- and energy-efficient scaling.

•ASML is currently the world’s only manufacturer of EUV lithography systems. Using light at a wavelength of 13.5 nm, these systems make it possible to print the smallest features on microchips at the highest density, and are used for the most intricate, critical layers on the most advanced microchips.

•Compared to complex multiple-patterning strategies using deep ultraviolet (DUV) immersion systems, EUV systems help simplify our customers’ manufacturing processes.We collaborate closely with customers to lower manufacturing costs by shifting from complex multi-patterning to simpler single patterning using EUV lithography, a method that requires only one exposure per layer. This approach reduces the number of masks and process steps, while also improving yield and scalability for advanced Logic and Memory technologies.

•Our TWINSCAN NXE platform, with a numerical aperture (NA) of 0.33, was first introduced in 2013 and is now widely adopted in high-volume manufacturing by our major customers.

•Our TWINSCAN EXE High NA EUV platform, offering a higher NA of 0.55, is an evolution in EUV technology. It enables customers to extend their shrink roadmap and minimize double- or triple-patterning. This leads to reduced process complexity, lower risk of defects and shorter cycle times. In addition, it saves valuable fab space by requiring fewer systems overall.

•Our optical metrology and e-beam metrology and inspection systems allow chipmakers to measure the patterns that they print on the wafer to see how well they match the intended pattern. Our comprehensive portfolio supports chipmakers in optimizing patterning throughout every stage of the manufacturing process, from research and development to mass production.

Use of 3TG minerals

Like many companies in the semiconductor industry, our products contain certain minerals and metals necessary to the functionality or production of our products, including 3TG minerals. We need 3TG minerals to manufacture our products, and our products need 3TG minerals to function, mainly in the electronics and optics categories. We use gold, for example, in coating critical electronic connectors, and tin for welding electronic components and creating EUV light.

Our supply chain
We outsource the production of several components that are necessary for the manufacturing of our systems. Therefore, we collaborate with our suppliers for the development, manufacturing and delivery of unique parts and modules used in our lithography systems. The sourcing of 3TG minerals used in our products goes beyond our tier 1 suppliers. There are several tiers of suppliers between ASML and any smelter of conflict minerals, and even more tiers when tracing a mineral or metal all the way back to the mines of origin. We do not have a direct purchasing relationship with miners or smelters.

Exhibit 1.01

Due diligence

We base our due diligence measures on the guidelines of the five-step framework set forth by the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”). Our conflict mineral due diligence is risk based, as described in the bullet points below.

1: Establish strong company management system
•Policy: We conduct due diligence on our sourcing of 3TG minerals. Conflict minerals is an integrated part of our Human Rights Policy which is supported by our Code of Conduct and Anti-Bribery and Anti-Corruption policy, all of which are available on our company website at www.asml.com. The website and the information accessible through it are not incorporated into this Form SD.
•Governance: We have formed a Conflict Minerals Team (the “CM Team”), comprising experts from the Strategic Sourcing & Procurement, Development & Engineering, Legal & Compliance, ESG Sustainability and Finance Annual & Sustainability reporting teams. This inter-departmental CM Team agrees on an approach to meet ASML’s ambition with respect to conflict minerals and conducts an RCOI in accordance with applicable conflict minerals regulations and guidelines. The results of our due diligence activities are monitored and reviewed by members of the CM Team and senior management including our Chief Executive Officer and Chief Financial Officer.
•Control system: We utilize a system of controls leveraging due diligence tools developed by the Responsible Minerals Initiative (“RMI”), such as the Conflict Minerals Reporting Template (“CMRT”) and the RMI Active and Conformant Facilities List (“RMI Smelters list”), which is validated through the Responsible Minerals Assurance Process (“RMAP”). These controls are intended to identify smelters that have systems in place for responsible sourcing of minerals, and are based on independent third-party audits of smelters' management processes for minerals procurement.
•Supplier expectations: ASML is a member of the Responsible Business Alliance (“RBA”). We have adopted the RBA Code of Conduct as the Code with which suppliers must comply and seek contractual commitments and written agreements with suppliers regarding this requirement. In addition, our supplier handbook sets out expectations for suppliers. We require our suppliers to exercise due diligence on their supply chains, including on the source and chain of custody of 3TG minerals in their products, in a way consistent with the OECD Guidance.
•Supplier engagement: We communicate with suppliers in a variety of ways, including via supplier newsletters, supplier training and information sessions, supplier handbooks and engagement via the RBA platform to validate compliance with the RBA Code of Conduct and raise awareness for adequate due diligence.
•Grievance mechanism: We encourage everyone, including suppliers and other stakeholders to raise, in good faith, any concerns they might have regarding possible violations of our Code of Conduct, our company’s policies or the law. We have a Speak Up service available, which can be found on our company website. Our Speak Up service enables anyone to report breaches by calling a local, toll-free, telephone number or sending a message through an independent website. Speak Up offers the possibility to report anonymously.

2: Identify and assess risks in the supply chain

•Supplier scope: Strategic Sourcing & Procurement and Product Regulatory & Compliance experts from Development & Engineering execute a scoping assessment to determine which purchased parts might contain 3TG minerals. This information together with the direct spending volumes are input to selecting suppliers to be surveyed for due diligence purposes.
•Supplier survey: We use the CMRT to survey in-scope suppliers in order to collect information about the smelters of 3TG used in our products, and request suppliers to survey their suppliers. We have a structured process for sending and receiving surveys, and follow up in case responses are incomplete, inconsistent or suppliers do not respond.
•Data validation: We assess the CMRTs received from in-scope suppliers for completeness and validity, and assess listed smelters against the RMI’s Facility Database to determine if listed entities are indeed active smelters of 3TG.
•Smelter assessment: Using smelter information provided, we assign a risk classification for individual smelters based on red flags defined in the OECD Guidance, including RMAP audit status based on RMI’s Active and

Exhibit 1.01
Conformant Facilities List, geographical risks based on minerals’ country of origin, and known or plausible evidence of unethical sourcing, conflict sourcing, or sanctions. Smelters deemed to be of highest concern are considered for additional risk mitigation measures.
•Supplier assessment: We assign a risk categorization for suppliers based on information provided regarding their internal conflict minerals program and risks associated with their listed smelters. Suppliers deemed to be of highest concern are considered for additional risk mitigation measures.
•Broader supply chain due diligence: We use supplier self assessments, audits and other tools to identify risks related to labor and human rights, health and safety, ethics and environmental matters across our supplier base, and follow up with suppliers in the event a high risk is identified.

3: Design and implement a strategy to respond to identified risks

•Supplier engagement: We communicate with in-scope suppliers which of their reported smelters are high risk and direct suppliers to due diligence recommendations and training courses on risk mitigation. We request suppliers to identify via which of their suppliers high-risk smelters enter our supply chain and ask them to cascade expectations and risk mitigation strategies to these suppliers.
•Enhanced supplier due diligence: We request high-risk suppliers to develop and share risk mitigation plans setting out specific and time-bound actions and targets for getting high-risk smelters audited or removed from their supply chains. We understand that managing complex global supply chains is a challenge and high-risk smelters can appear in these supply chains. We strive for supply chain transparency and collaboration, only considering disengagement from a supplier or smelter as an action of last resort.
•Smelter outreach: We participate in joint outreach to high-risk smelters processing minerals sourced from conflict affected and high risk areas to participate in the RMAP or another cross-recognized audit program to verify their responsible sourcing practices.
•Industry collaboration: We participate in global initiatives led by the RMI aimed at addressing industry-wide concerns surrounding minerals, and developing business practices and tools for responsible mineral sourcing globally.

4: Carry out independent third-party audit of smelter due diligence practices

•Smelter audits: As a downstream company in 3TG supply chains we are several tiers removed from smelters and therefore do not perform direct audits of those smelters. We rely on RMI’s RMAP for third-party audits validating smelters’ due diligence systems in line with the OECD Guidance and confirming that smelters’ operations and sourcing practices do not support conflict or contribute to human rights violations.
•Supplier audits: Our supply chain due diligence includes audits of direct suppliers via the RBA Validated Assessment Program (“VAP”), as appropriate. The VAP uses third-party audits for on-site assessment of suppliers’ compliance with the RBA Code of Conduct, including responsible sourcing of minerals. Suppliers are required to correct any identified nonconformances in a timely manner.

5: Report on supply chain due diligence

•We file and publish a CMR annually, and it is publicly available on our company website.
•We report annually on our supply chain due diligence activities in our Annual Report.

Results of the Reasonable Country of Origin Inquiry
In accordance with the Rule, ASML conducted in good faith an RCOI to determine whether any of the conflict minerals that are necessary to the functionality and production of our products may have originated in the Covered Countries.

Due to the incomplete information we received from our in-scope suppliers regarding the conflict minerals essential for the production or functionality of our products, we were unable to fully identify the countries of origin of these conflict minerals or the facilities that processed them.

Exhibit 1.01

However, the results of the RCOI indicates that some of the 3TG minerals necessary to the functionality or production of our products may have originated in the Covered Countries and are not derived from recycled or scrap sources.

Description of due diligence measures performed
Due diligence has been performed in a manner consistent with the OECD Guidance as described above in the section “Due Diligence”. ASML regularly reviews and revises its supply chain due diligence processes with the aim of incorporating learnings from practice, feedback from stakeholders and requirements from standards and regulations.

This year we continued to put emphasis on data validation, assessing supplier responses for completeness and validity, and assessing if listed smelters meet the recognized definition of a 3TG processing facility and were operational in 2025. In addition, we engaged with a third-party service provider to streamline our due diligence data collection efforts. We also strengthened our engagement with high-risk suppliers and followed up on their risk mitigation plans for getting high-risk smelters audited or removed from our supply chains.

Results of the due diligence
In 2025, 252 suppliers were in-scope of our conflict minerals due diligence, and 69 suppliers did not provide us with a (valid) CMRT.

The remaining in-scope suppliers provided a CMRT with information that we used to determine the unique smelters in their supply chains (excluding duplicates). We identified 353 unique smelters in 2025, of which 214 are RMAP conformant and 8 are RMAP active, meaning they are engaged in the RMAP but a conformance determination has yet to be made.
Identified smelters were compared against RMI’s facility database and RMAP status as per March 20, 2026.

Continuous improvements

We aim for RMAP conformant smelters only in our supply chain. Given the complexity of global supply chains, achieving this ambition requires multi-year engagement with suppliers and smelters.

We therefore continue to strengthen our due diligence process by requesting our suppliers:
•To improve their CMRTs in terms of accuracy, timeliness and completeness.
•To implement due diligence in line with the OECD Guidance as required by the RBA Code of Conduct.
•To push for audits of non-conformant smelters and develop plans for removing smelters from our supply chain that are unwilling to be audited.

Cautionary statements

This CMR contains statements obtained in reliance to information provided by our suppliers through our RCOI as well as other due diligence measures. We have no direct relationships and limited power of control over mines, smelters, or refiners. Therefore, we rely on our suppliers for the ultimate veracity of the information which they provide about the smelters or refiners whom they employ, and such information may be inaccurate, incomplete, or subject to other irregularities. Additionally, despite our continuous efforts, we may be unable to determine the precise (country of) origin of the 3TG minerals, included in all our products, or the facilities used to process them, due to 3TG minerals supply-chain complexities, the number of tiers of suppliers to trace the source and the limited number of RMAP conformant smelters for all 3TG minerals.

Forward looking statements

This document contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our business and compliance efforts, including with respect to conflict

                                                Exhibit 1.01
minerals. You can generally identify these statements by the use of words like “may”, “could”, “should”, “believe”, “expect”, “plan”, “intend”, “continue”, “committed”, “aim” and variations of these words or comparable words. Such forward-looking statements includes statements relating to our business and our products, including expectations in connection with the TWINSCAN NXT and XT product lines, the features and performance of our systems, our conflict minerals policies and systems, RCOI, our commitments with respect sourcing of materials in our supply chain, our commitment to conflict free minerals and responsible mineral sourcing, our current due diligence procedures and plans to improve the due diligence process and results and to meet our aim of having only RMAP conformant smelters in our supply chain, including plans to expand the scope of our supplier audit program and plans for the auditing or removal or non-conformant smelters from our supply chain and other plans and intentions with regard to conflict minerals and other non-historical statements.

Forward-looking statements do not guarantee future performance and involve risks and uncertainties. These risks and uncertainties include potential changes in our reporting obligations or practices under the Rule and related conflict minerals rules, our ability to implement certain processes and policies related to conflict minerals, our ability to obtain information from our suppliers, our ability to effectively trace the origins of 3TG minerals, our ability to improve our due diligence process for conflict minerals, our ability to successfully meet our commitments in the field of conflict minerals, risks relating to the performance of our tools and other risks indicated in the risk factors included in ASML’s Annual Report on Form 20-F and its other filings with the US Securities and Exchange Commission. These forward-looking statements are made only as of the date of this document. ASML does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.